Exhibit 99.1

Charles W. Profilet, Jr., Named Executive Vice President of Southwest Water Services Group

     LOS ANGELES--(BUSINESS WIRE)--Feb. 16, 2007--Southwest Water Company (NASDAQ:SWWC) welcomes Charles W. Profilet, Jr., P.E., to the new position of executive vice president of the national utility management corporation's Southwest Water Services Group division, headquartered in Sugar Land, Tex., near Houston. He will be responsible for the division's operations, sales and marketing, focusing initially on increasing margins by improving customer service, contract compliance and training.

     In making the announcement, Steve Held, president of Southwest Water Services Group, noted that, "Chuck has an ideal mix of operational and strategic experience. Because he knows all facets of our industry--utility management, facility start-up, financial matters, treatment modalities, regulatory compliance--he will be an outstanding addition for us."

     Profilet brings to his new post 22 years of industry experience. Since 2004, he had been vice president of MWH Global's 80-million-gallon-per-day Houston Northeast Purification Plant. He joined MWH in 1985 as a project manager, was promoted in 1992 to Houston regional manager and rose to vice president in 1995. In 2003, he led the launch of the company's Advanced Treatment Group, which specializes in the design, construction and start-up of membrane-based treatment facilities.

     Profilet earned a bachelor of science degree in civil engineering from Colorado State University. He is a certified professional engineer in Texas, Florida and New York.

     Southwest Water Company offers a broad range of water and wastewater operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies through contract operations. Approximately two million people from coast to coast depend on Southwest Water Company for expert, reliable service. Visit the company's website, www.swwc.com, for more information and career opportunities.


     CONTACT: Southwest Water Company
              DeLise Keim, Director of Corp. Communications
              213-929-1846
              www.swwc.com
              or
              PondelWilkinson Inc.
              Robert Jaffe, 310-279-5969
              www.pondel.com